Exhibit 99.2
Script from Advocat’s Second Annual Investor Day
The numbers in this script correspond to the slide number of the power point presentation that is also filed herewith.
1.	Good morning. I’d like to welcome you to the Advocat investor day.

2.	I’m Will Council, the president and Chief executive officer. I’m pleased to have this opportunity to speak to our shareholders and other interested investors. Today we plan to share insight into our strategic plan as we head into 2011.

3.	Before we get started, I’d like to introduce you to our executive leadership team. Kelly Gill, our chief operating officer, joined Advocat in March. Kelly has over 20 years serving the long term care profession in a variety of roles. He has a strong nursing home leadership background and has also seen his career develop in a number of ancillary, entrepreneurial ventures.

4.	David Houghton, our chief information officer, joined us in May. Dave has over 20 years in technology and consulting leadership roles, serving a diverse client base, but with a strong background in healthcare.

5.	Glynn Riddle, our chief financial officer, has been with us since 2002. Glynn has almost 20 years as a senior financial officer for public companies.

6.	I would also like to introduce our board of directors. Wally Olson is our Chairman. Unfortunately, Wally has a family situation and is unable to join us today. The other members of our board of directors are here: Bill O’Neil, Richard Brame, Bob Hensley and Chad McCurdy.

7.	Advocat serves long term care in nursing centers, primarily in the southeast and southwest. Our centers provide care for a wide range of acuity levels.

8.	Our mission statement provides the foundation for our overriding goal, which is to be the facility of choice in each of the communities we serve. We have achieved that in some of our communities and are working to make that happen in all our communities.

9.	Some of our Market data as of yesterday. In particular, I’d like to point out our dividend yield, currently over 4%.

10.	A key fundamental of our business is the cash flow generated from operations. Cash flow per share totaled $2.26 in 2009 and $1.65 for nine months this year. Fourth quarter cash flow per share in 2009 totaled $0.58 per share.

11.	Our historical drivers for success include Occupancy, patient mix and cost control. Occupancy is important because of the fixed cost component to our business — adding additional residents can add revenue at leveraged margins. We care for patients with a wide variation in acuity, and the reimbursement systems recognize that diversity. Higher acuity residents tend to be Medicare and Managed Care and also tend to have higher reimbursement per day. Lower acuity residents tend to be Medicaid and private pay, with lower average daily rates. Cost control is an obvious driver for cash flow success. We are particularly focused on cost control for professional liability. The majority of today’s presentation will address this fundamental question — “how do we achieve success”? It is important to note that these historical drivers have not changed.

12.	We’ve been focused on these drivers in the past. However, we are focused on transforming Advocat, getting outside our historical comfort zone and dramatically driving change in these areas. During the past 6 months, we’ve assembled a strong executive leadership team. This team is changing the way we manage these success drivers.

13.	To that end, management and the board of directors underwent a strategic planning exercise this fall. We evaluated our current business, including strengths, weaknesses, opportunities and threats. We have designed a plan to capitalize on our strengths and to address the weaknesses, threats and opportunities. In addition, we evaluated other markets and opportunities that might be appropriate for Advocat.

14.	We developed a plan to transform our business, focused on improving occupancy and skilled mix. We are going to achieve this by improving our care delivery system. We are creating a more effective sales and marketing infrastructure and we are deploying electronic medical records in all of our facilities.

15.	Before we go into our initiatives, it is appropriate to answer this question — “What are the opportunities for success?” We’ll focus on three areas — Occupancy, Patient mix and managed care and we’ll evaluate historical Advocat performance relative to state wide averages.

16.	Occupancy — This chart depicts our occupancy in our 5 largest states, in comparison to the state-wide averages. This indicates opportunities to expand our market share, particularly in the states of Alabama, Arkansas and Tennessee.

17.	Patient mix — this depicts our Medicare utilization compared to statewide average. Again, we have opportunities to expand market share, particularly in Alabama, Kentucky and Texas.

18.	Managed Care — finally, managed care has become an increasingly important payer source. Managed care residents tend to be higher acuity levels, and the corresponding rate per day approaches our Medicare rates. We have seen some growth in this metric, but have clear opportunities to improve our market share of this expanding population.

19.	Well, enough of the “what” discussion and let’s talk about the “how”. I’d like to ask Kelly Gill, our chief operating officer to address how we plan to achieve improved results. When Kelly finishes, Dave Houghton, our Chief Information Officer, will address EMR deployment.

20.	Kelly Gill. Thank you, Will. We have two key operation performance improvement initiatives. We intend to provide expanded clinical care delivery capability including nursing and rehabilitation and we need to bring those new and expanded clinical services to the market.

21.	To give you a better idea of how all of this fits in the broad scheme of things, I’d like to just walk you through a slide for a moment. First of all, this large black vertical bar here, what that represents is all of the available type of services, through levels of varying degrees of acuity, but all those available services that are appropriately delivered within a skilled nursing facility. Above that area is that whole layer there what you see with acute level of care. Of course, we are not trying to get into the acute level market but clearly what the LTACH and inpatient rehab facilities do provide today, a level of care that could simply be provided in our facilities as well. So what we’re trying to do through the addition of RN services and the development of our clinical programs is to be able to drive our level of services up into that higher level of care. We believe that is one of the key critical strategies to driving additional shareholder value and greater offerings to our various communities.

22.	So what does that mean in detail? First of all, we’re improving or upgrading our 24 hour RN. That’s not an additional layer of cost to our Company; we are simply, as the opportunities present themselves, installing or upgrading LPN coverage into our RN coverage. That’s a critical component to delivering acute level care. That gives us the ability to provide specialization of the services that we offer inside of our facilities. Of course, as I’ve already mentioned and as Will referenced in his comments, we believe that will result in an increase in return on investment and shareholder value. Of course, the marking of that advantage, to me speaks for itself.
23.	With all those new capabilities, we need to be able to bring those services to market. The company’s marketing paradigm historically has been where we’ve had marketing individuals based on a regional level. What we’re looking at now is bringing people in more on a one to one relationship at a facility based level. We think that gives us greater penetration, greater ability to deliver our message and greater ability to forge relationships in our community. That’s one of the most important aspects to our marketing. On the business development side, as Will has referenced, managed care development is very important. I was pleased to see the slides that Will showed that we are making improvements in managed care. We’re building infrastructure in that regard and we will continue to focus on that directly. Physician relationships likewise are very important. Those physicians are not only referrers to us but they’re also in those managed care networks. Forging those relationships has a direct relationship to our success not only on traditional skilled care development, but also the managed care side. Finally, clinical program development, customized for physicians. We’re hearing a lot from physicians that sub-acute care is an important component to their needs. We have a lot of patients that are sicker and sicker going in the hospital and there is pressure for hospitals to discharge those patients. Physicians and hospitals alike need a good destination with high quality sub-acute care that they can count on and trust to discharge those patients.

24.	So with that being said, our goal is to become the number one referral destination in each of the communities that we serve. While I’m proud of the services we provide, I think that we are moving in that direction and we certainly have the ability to move in that direction in a substantial way. As I’ve shown you, improvements in our critical care expansion, our sales components as well as our business development are the critical areas all coming together in a uniform fashion to really build and strengthen our offering to our community. So with that I would say that Advocat is well positioned to be highly successful on into the Future.

25.	With that I’d like to introduce Dave Houghton for his comments.

26.	Thanks Kelly and Good morning. I’m really excited to share with you the investment initiatives we’re making from a systems perspective, specifically those that are related to electronic medical records. American Healthtech or AHT is the vendor that we currently use as it provides our core clinical application in all our facilities. American Healthtech is a leading software vendor in the long term care industry. SmartCharting is the electronic medical record product that we are going to implement. It is very important because it provides integration benefits that we will take advantage of as an integrated application.
27.	The SmarCharting product has three main functions. One is the activities of daily living or ADL tracking and this is primarily focused on our CNAs and their ability to track the care they are providing our residents. The other two modules: Nursing Notes and Assessments; and Medication and Treatment Administration, are primarily used by our licensed staff, nurses and LPNs allowing them to be able to track the care that they provide and document that.

28.	The EMR components have been structured into two deployment models, primarily to accelerate the deployment within our facilities for the 2010 year. The two models are ADL capture (activities of daily living) only and full EMR, where all three components are implemented.

29.	This summer we piloted these models in three of our facilities. Two of them were in Texas where we did the ADL Capture only and one in Arkansas where we did full EMR. The pilots proved our deployment schedule and our resource plan and as of 2010 year end we expect to have 21 facilities implemented on some model of EMR. That will be 8 facilities in Arkansas with full EMR and all of our Texas facilities with the ADL Capture.

30.	The full EMR model sets the stage for our 2011 deployment schedule. Four to six facilities will be implemented every two months so that by the end of the year we will have full EMR implemented in all 46 of Advocat’s facilities.

31.	This slide provides an overview of the budgeted cost for a typical facility deployment. The First number, $70,000 of hardware and installation is really comprised of computing equipment and site remediation. The next cost is $10,000 for the actual software in each facility. Lastly, training of $50,000. This cost entails deploying our implementation team into the facilities so that we can ready our staff for go-live and we do that over the course of about 6 weeks.

32.	Having implemented the electronic medical record in the facilities we have to date, there are several operational benefits we can share. First is an improvement in customer/ employee satisfaction. Our CNAs are able to more easily and quickly document the care they provide for our residents, and the electronic documentation translates into a quicker response to family inquiries of our residents. We also see improvement in our regulatory compliance from a consistency and documentation standpoint, not only in a facility but also within a region and market. And lastly the EMR provides more timely monitoring of the care delivery. The broader monitoring capability allows us to more quickly respond to areas of need. This allows us to continue to provide quality care that we strive to achieve. So all of these benefits are combined to directly support the mission that Will and Kelly both mentioned which is to be the provider of choice within the communities we serve.
33.	With that I’ll turn it back over to our Chief Executive Officer Will Council

34.	Thank you Kelly and David. In summary, we plan to drive occupancy, skilled mix and cost control thru the improvements summarized by Kelly and David.

35.	What can you expect to see regarding these initiatives? Clearly, the initiatives we’ve developed require investment in 2010 and 2011, so you will see that investment. In addition, you should see improved occupancy and skilled mix.

36.	From a timing perspective, we’ve already started the capital investment in EMR, as you saw in the third quarter results. That investment will continue thru 2011, as we deploy EMR in all facilities. In addition, our initiatives involve focused investment in human capital, including 24/7 RN coverage and additional sales and marketing specialists. That investment will have to be made in advance of generating any return. We expect full development of these investments will be staged in over the course of 3-6 months. We expect to see improved performance within 6-9 months of making the investments in each facility. Full development of the expected returns may take as long as 18-24 months.

37.	You may ask “what else is going on”? I’d like to talk about three specific items this morning — Rose Terrace, facility renovations and development activities.

38.	This is a rendering of Rose Terrace, currently under construction in Culloden, West Virginia.

39.	This is a 90 bed facility in a bedroom community of Huntington. We expect to open the facility in the fourth quarter of 2011.

40.	This map shows where our facility is in relation to our competitor facilities. Culloden serves as a growing bedroom community in the Huntington — Charleston corridor. The existing market is strong, with a large number of nursing home residents and typical aged nursing facilities. We have identified 8 competing facilities with 770 beds. Occupancy in those facilities exceeds 90% across the board, and several run close to full functional occupancy. In addition, the other facilities in the market have dated physical plants, somewhat typical of the majority of nursing homes in the United States — generally, they are 30+ years old. None have undergone a significant renovation. As a result, we expect to have a superior physical plant, which is an important factor influencing referrals. One last factor about the market — the populations of the two largest West Virginia cities are moving towards each other, with Culloden right in the middle of the corridor.
41.	Our developer is financing the property and we will lease it, with a defined purchase option. We are supervising construction and have final signoff authority. Total cost is estimated to be $7.2 million. We expect construction to be completed in the third quarter and occupancy early in the fourth quarter of 2011.

42.	In 2011, you can expect to see start up costs and operating losses related to this project. We believe it will take 12-15 months from opening to achieve positive cash flow and cumulative breakeven performance is expected in approximately 2 years West Virginia is an excellent Medicaid state — thru the first nine months of 2010, our Medicaid rate was $186 per patient day.

43.	We expect to continue facility renovations in 2011. These projects have generated ROI of approximately 35% in the past.

44.	My last discussion point is in the development area. We are very interested in selected growth. To that end, we are actively looking for suitable acquisition and development opportunities. We are looking for facilities that will fit within our general geographic area and offer a reasonable purchase price with opportunities for us to improve the operations. This could include facilities without management infrastructure and systems, including EMR. Or facilities with challenged physical plants or recent survey issues. Our strategy is to buy facilities that offer opportunities for improvement at an appropriate cap rate.

45.	Here is a link to our website, where there is a data base of historical information on the company.

46.	Before I conclude, I also wanted to comment briefly on the MDS 3.0 implementation. As you know, MDS 3.0 was implemented effective October 1. We have made a smooth transition to the new system and now seen a couple of months of operations. The transition has been better than we expected from a revenue perspective. CMS had indicated MDS 3.0 would be budget neutral on the whole, but that some facilities may do better than others. At this point, we are seeing results that are positive.

47.	Thank you for your time this morning. At this point, I will be happy to take questions.